Exhibit 10(c)1

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (the "Agreement"), made and entered into by and between GEORGIA POWER COMPANY (the "Company") and MICHAEL A. BROWN ("Employee"), shall be effective as of January 1, 2011 (the "Effective Date").
W I T N E S S E T H:
WHEREAS, employee has been employed by the Company or an affiliate of the Company over forty (40) years; and
WHEREAS, employee expressed a desire to retire early; and
WHEREAS, due to immediate business needs the Company wishes to encourage Employee to continue employment with the Company as Executive Vice President for a one-year term and to provide Employee with a retention award for the service he will provide to the Company and
WHEREAS, this Agreement should be treated as an Award made by the Compensation and Management Succession Committee of the Southern Company Board (the "Compensation Committee") under the Southern Company Omnibus Incentive Compensation Plan as amended and restated effective January 1, 2007 (the "Omnibus Plan").
NOW, THEREFORE, in consideration of the premises, and the agreement of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.           Retention Payment Amount.
Employee shall become vested in the following amount provided Employee is actively employed with the Company on the designated Employment Vesting Date set forth below:

Retention Payment Amount	Employment Vesting Date

$373,895.00	December 31 2011

The award under this Paragraph 1 shall be treated as a cash-based award under the terms of the Omnibus Plan, and therefore, governed by the terms of that Plan.

2.           Timing and Form of Payment of Retention Amount.
(a)           Generally.  Unless modified by the provisions set forth in Paragraphs 2(b)-2(f), the vested amount shall be paid in cash to Employee in a lump sum as part of the compensation paid to Employee in the second payroll period following December 31, 2011 (the "Scheduled Payment Date") and in no event shall such amount be paid later than March 15, 2012.
(b)           Death.  If Employee dies while in active service with the Company after the Effective Date and prior to December 31, 2011, notwithstanding anything to the contrary in this Agreement, Employee shall be treated as fully vested in the retention award set forth in Paragraph 1.  The amount vested under this Paragraph 2(b) shall be paid on the Scheduled Payment Date.  Employee shall designate his beneficiary(ies) in the beneficiary designation form set forth in Exhibit 1 to this Agreement.
(c)           Disability.  If Employee separates from service from the Company after the Effective Date on account of becoming totally disabled as defined under the Company's long term disability plan prior to December 31, 2011, notwithstanding anything to the contrary in this Agreement, Employee shall be treated as fully vested in the retention award set forth in Paragraph 1.  The amount vested under this Paragraph 2(c) shall be paid on the Scheduled Payment Date provided that, in any event, if Employee is a specified employee as defined by Section 409A of the Internal Revenue Code of 1986 as amended (“Section 409A”), such payment must not occur until at least six (6) months following Employee’s separation from service, if such delay is required by Section 409A.
(d)             Involuntary Termination.  If Employee separates from service from the Company on account of being involuntarily terminated by the Company for reasons other than Cause prior to December 31, 2011, notwithstanding anything to the contrary in this Agreement, Employee shall be treated as fully vested in the retention award set forth in Paragraph 1.  The amount vested under this Paragraph 2(d) shall be paid on the Scheduled Payment Date provided that, in any event, if Employee is a specified employee as defined by Section 409A, such payment must not occur until at least six (6) months following Employee’s separation from service, if such delay is required by Section 409A.

(e)           Voluntary Termination or Termination for Cause.  If Employee voluntarily terminates employment prior to December 31, 2011 or is terminated for Cause solely as determined by the Company prior to the Scheduled Payment Date, Employee forfeits all amounts under this Agreement and all amounts which could have been paid under this Agreement.  For purposes of this Agreement, "Cause" or "Termination for Cause" shall include the following conditions:
(1)
Failure to Discharge Duties.  Employee willfully neglects or refuses to discharge his duties hereunder or refuses to comply with any lawful or reasonable instructions given to him by the Company without reasonable excuse;

(2)	Breach. Employee commits any material breach or repeats or continues (after written warning) any breach of his obligations hereunder;
(3)	Gross Misconduct. The Employee is guilty of gross misconduct. For the purposes of this Agreement, the following acts shall constitute gross misconduct as solely determined by the Company:
(i)           Any act involving fraud or dishonesty or breach of appropriate regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like;
(ii)
The carrying out of any activity or the making of any statement which would prejudice and/or reduce the good name and standing of the Company, Southern Company or any of its affiliates or would bring any one of these into contempt, ridicule or would reasonably shock or offend any community in which these entities are located;

(iii)           Attendance at a Company worksite in a state of intoxication or otherwise being found in possession on Company or any of its affiliates' property of any prohibited drug or substance, possession of which would amount to a criminal offense;
(iv)	Assault or other act of violence against any employee of the Company or other person during the course of his employment; or
(v)	Conviction of any felony or misdemeanor involving moral turpitude.

(f)           Transfer of Employment to a Southern Company Subsidiary or Affiliate.  In the event that Employee's employment by the Company is terminated after the Effective Date and Employee shall become immediately re-employed by an affiliate of the Company, the Company may assign this Agreement to such affiliate if agreed to by such entity, and such assignee shall become the "Company" for all purposes hereunder.  If such subsidiary or affiliate does not agree to accept such assignment, Employee shall be treated as vested in a “pro rata amount” of the retention award set forth in Paragraph 1.  “Pro rata Amount” shall mean the product of Retention Payment Amount times a fraction the numerator of which is the number of days passing since January 1, 2011 and the date Employee separates from service from the Company and the denominator of which is 365.  The amount vested under this Paragraph 2(f) shall be paid on the Scheduled Payment Date.
3.           Amendment and/or Termination of this Agreement. This Agreement terminates when all amounts have been paid pursuant to Paragraph 2 to Employee or his beneficiary.  Notwithstanding the preceding sentence, the Employee and the Company may mutually agree to amend or terminate this Agreement prior to the end of the one-year term only by written agreement signed by each party.
4.           Confidentiality. Employee represents and agrees that he will keep all terms and provisions of this Agreement completely confidential, except for possible disclosures to his legal and financial advisors and his spouse or to the extent required by law, and Employee further agrees that he will not disclose the terms, provisions or information contained in or concerning this Agreement to anyone other than those persons named above, including, but not limited to, any past, present or prospective employee or applicant for employment with the Company or any affiliate of the Company.  This Agreement is not intended in any way to proscribe Employee's right and ability to provide information to any federal, state or local government in the lawful exercise of such governments' governmental functions.
5.           Assignability.  Neither Employee, his estate, his beneficiaries nor his legal representatives shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable.  Any attempt to assign or transfer the right to payments under this Agreement shall be void and have no effect.

6.           Unsecured General Creditor.  The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of the Company.  Notwithstanding that Employee may be entitled to receive payments under the terms and conditions of this Agreement, the assets from which such amounts may be paid shall at all times be subject to the claims of the Company's creditors.
7.           No Effect on Other Arrangements.  It is expressly understood and agreed that any payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Employee may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company.
8.           Tax Withholding and Implications.  To the extent permitted under Section 409A of the Internal Revenue Code, there shall be deducted from the vested retention amount the amount of any tax owed by the Employee and required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of the Employee.
9.           Compensation.  Any compensation paid to Employee pursuant to this Agreement shall not be considered "compensation" as the term is defined in The Southern Company Employee Savings Plan, or "earnings" as such term is defined in The Southern Company Pension Plan.  Payments to Employee shall not be considered wages, salaries or compensation under any other Company-sponsored employee benefit plan.
10.           No Guarantee of Employment.  No provision of this Agreement shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter or modify, whether or not for Cause, the employment relationship of Employee and the Company.
11.           Governing Law.  This Agreement, and all its rights under it, shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to principles of conflicts of laws.

12.           Section 409A. The parties agree that the terms and provisions of this Agreement will be construed and interpreted to the maximum extent permitted in order to comply with Section 409A and the regulations promulgated thereunder.  Neither the Employee nor the Company may accelerate any deferred payment under this Agreement, except in compliance with Section 409A for such events that include but may not be limited to a termination of the Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties first listed above, this 1st day of February 2011.

“COMPANY” GEORGIA POWER COMPANY By: /s/W. Paul Bowers Its: President & CEO

“EMPLOYEE” MICHAEL A. BROWN /s/M. A. Brown